Exhibit 99.1

Crane Co.	NEWS

Contact:
Pamela J.S. Styles
Director, Investor Relations and Corporate Communications
203-363-7352
www.craneco.com

Crane Co. Appoints New Chief Financial Officer

STAMFORD, CONNECTICUT – March 10, 2005 - Crane Co. (NYSE: CR) today announced the appointment of J. Robert Vipond, vice president - finance and chief financial officer.

Mr. Vipond has extensive experience in financial leadership for industrial and service enterprises, specifically with 21 years at General Electric and more recently with Praxair and Impala Partners LLC.

Mr. Vipond was with the General Electric Company, from 1973 to 1994, in positions of increasing responsibility in finance culminating in his last position as chief financial officer – corporate finance group for GE Capital Corporation. Mr. Vipond began his career with General Electric as a financial management trainee and progressed through the corporate audit staff and financial leadership positions in various business segments, including aerospace and defense, construction and engineering services, and lighting.

From 1994 to 2000, Mr. Vipond was vice president and controller for Praxair, Inc., currently a $5 billion global company in the industrial gases production and distribution business. Most recently Mr. Vipond was active as a consultant with Impala Partners and as an independent contractor providing financial advisory services focused on restructuring situations.

Eric C. Fast, president and chief executive officer said, “We believe that Bob Vipond’s extensive operational finance background, with a focus on productivity and planning, will complement our existing leadership team at Crane Co. We are pleased to have him on board.”

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

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